Exhibit 16

November 26, 2003

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Neuberger Berman Inc. and, under the date of January 27, 2003, we reported on the consolidated financial statements of Neuberger Berman Inc. and subsidiaries as of and for the year ended December 31, 2002. On November 1, 2003, we resigned. We have read Neuberger Berman Inc.’s statements included under Item 4 of its Form 8-K dated November 1, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with Neuberger Berman Inc.’s statement that Ernst & Young LLP was engaged as Neuberger Berman Inc.’s independent accountants and that they did not consult with Ernst & Young LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Neuberger Berman Inc.’s consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,